Exhibit 99.1

AITX's RAD Begins Multi-Site Rollout at Major Auction Operator with RIO
360 and RIO Mini

RIO Solutions with SARA Positioned for Broader Adoption Throughout Operator's
Platform

Detroit, Michigan, October 3, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has received initial orders for one RIO™ 360 and one RIO Mini, each with a SARA™ license, the Company's multiple award-winning agentic AI platform, from a national heavy equipment auction operator. These first deployments will strengthen security at auction sites where valuable assets are exposed and are expected to serve as the foundation for a broader rollout across the operator's multiple locations.

Artist’s depiction of a RAD RIO Mini and RIO 360 securing a heavy equipment storage yard.

This order follows a series of recent orders and deployments that demonstrate increasing demand for RAD's mobile and stationary security solutions. RIO 360 and RIO Mini, both powered by RAD's SARA platform, are designed to provide continuous monitoring, real-time detection, and autonomous response in environments where traditional security measures are costly or ineffective. The Company continues to see strong interest from organizations seeking to protect high-value assets and reduce reliance on conventional guard services.

"This order demonstrates how RAD's solutions are being applied in industries that require protection of valuable, exposed assets," said Mark Folmer, CPP, PSP, President of RAD. "Auction sites face unique security challenges, and we are pleased to deliver technology that addresses those needs while setting the stage for expansion."

"We are seeing momentum continue to pick up," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "We remain focused on executing for our clients, channel partners and shareholders."

With these initial deployments, RAD continues to demonstrate traction across new industries, adding to the Company's expanding pipeline of opportunities. Management expects additional orders as the operator evaluates deployments across all of its locations, reinforcing RAD's trajectory of recurring revenue growth. For more information about RAD solutions, please visit www.radsecurity.com

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/